CT-394393

Certificate Of Merger

*I, **MELANIE E. RIVERS**, Assistant Registrar of Companies in and for the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all the requisitions of the said Act in respect of a Merger were complied with and that*

Takung Art Co., Ltd.
(a company incorporated in State of Delaware)

Merged into

NFT Limited

effective the 18th day of September Two Thousand Twenty-Three

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 6th day of September Two Thousand Twenty-Three

Assistant Registrar of Companies,
Cayman Islands

Authorisation Code : 367275535113
www.verify.gov.ky
06 September 2023